CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001(3)	27,999,991	$47.11	$1,319,079,576	$153,277.05

(1)	Up to 27,999,991 shares of Common Stock, including 12,500,546 shares of Common Stock that may become issuable upon conversion of Series C Preferred Stock, may be sold from time to time pursuant to this registration statement by the selling stockholders. This registration statement shall also cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the Common Stock as reported on the New York Stock Exchange on June 24, 2015.
(3)	Subject to note (1), this registration statement covers an aggregate of up to up to 27,999,991 shares of Common Stock, including 12,500,546 shares of Common Stock that may become issuable upon conversion of Series C Preferred Stock that may be sold from time to time pursuant to this registration statement by the selling stockholders.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-202748

PROSPECTUS SUPPLEMENT

(To prospectus dated March 13, 2015)

XPO Logistics, Inc.

Five Greenwich Office Park

Greenwich, Connecticut 06831

27,999,991 Shares of Common Stock

Offered by the Selling Stockholders

The selling stockholders identified in this prospectus supplement may offer and sell up to 27,991,991 shares of Common Stock, including 12,500,546 shares of Common Stock that may become issuable upon conversion of Series C Preferred Stock from time to time under this prospectus supplement. We will not receive any of the proceeds from the sale of shares of Common Stock by the selling stockholders. We have paid the fees and expenses incident to the registration of the shares of Common Stock for sale by the selling stockholders. Our registration of the shares of Common Stock covered by this prospectus supplement does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares covered by this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the securities in the section titled “Plan of Distribution” beginning on page S-11.

Investing in our securities involves risks. You should read this prospectus supplement, including the risk factors incorporated herein by reference on page S-5, carefully before you invest.

The shares of Common Stock are listed on the New York Stock Exchange (“NYSE”) under the trading symbol “XPO.” Other than for shares of Common Stock, there is no market for the other securities we may offer. On June 25, 2015, the last reported sale price of our Common Stock on NYSE was $45.97 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 26, 2015

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the shares of common stock the selling stockholders are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the common stock the selling stockholders are offering.

You should read this prospectus supplement and the accompanying prospectus, together with additional information described below under the caption “Where You Can Find More Information.” If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Such documents contain important information you should consider when making your investment decision. The selling stockholders are offering to sell and seeking offers to buy shares of Common Stock only in jurisdictions in which offers and sales are permitted.

In this prospectus supplement, unless the context otherwise requires, all references to: (i) the “Company,” “XPO,” “we,” “us” and “our” mean XPO Logistics, Inc., a Delaware corporation, and/or its subsidiaries; (ii) “Common Stock” means shares of common stock of the Company, par value $0.001 per share; and (iii) “Series C Preferred Stock” means the Series C Convertible Perpetual Preferred Stock of the Company.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which the prospectus accompanying this prospectus supplement is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

We have not authorized any person to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or that is contained in any free writing prospectus issued by us. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement or in the accompanying prospectus is accurate as of the date on the front cover of those documents only, regardless of the time of delivery of this prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents we incorporate herein by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, including the expected impact of the acquisition by XPO of Norbert Dentressangle SA (“ND”) and the related financing, including the expected impact on XPO’s results of operations and EBITDA, and the expected ability to retain acquired companies’ businesses and to grow XPO’s and the acquired companies’ businesses. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus supplement, are forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include those discussed in XPO’s filings with the SEC and the following: economic conditions generally; competition; XPO’s ability to find suitable acquisition candidates and execute its acquisition strategy; the expected impact of the ND acquisition, including the expected impact on XPO’s results of operations; XPO’s ability to successfully complete the contemplated tender offer and acquisition of ND’s publicly held shares; the ability to successfully integrate and realize anticipated synergies and cost savings with respect to ND and other acquired companies; XPO’s ability to raise debt and equity capital; XPO’s ability to attract and retain key employees to execute its growth strategy, including retention of ND’s management team; litigation, including litigation related to alleged misclassification of independent contractors; the ability to develop and implement a suitable information technology system; the ability to maintain positive relationships with XPO’s, ND’s and other acquired companies’ networks of third-party transportation providers; the ability to retain XPO’s, ND’s and other acquired companies’ largest customers; rail and other network changes; weather and other service disruptions; and governmental regulation. All forward-looking statements made or incorporated by reference in this prospectus supplement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, XPO or its businesses or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and XPO undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information included or incorporated by reference in this prospectus supplement. This summary is not complete and may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus supplement carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in this prospectus supplement or incorporated by reference into this prospectus supplement, before making an investment decision.

XPO Logistics, Inc.

XPO Logistics is a top ten global provider of cutting-edge supply chain solutions to the most successful companies in the world. We facilitate these solutions primarily on an outsourced basis, enabling our customers to operate their supply chains more efficiently and at lower cost. Our customers include many of the world’s largest multinational companies, and these companies depend on our global capabilities to manage their transportation and logistics needs.

Our broad and highly integrated service offering includes leadership positions in many of the fastest-growing areas of transportation and logistics and across every major customer sector; consequently, we are not overly reliant on any one industry, country or region. We have successfully grown our business over the past several years using a combination of organic growth and acquisitions and, on a pro forma basis including our June 8, 2015, acquisition of Norbert Dentressangle SA (“ND”) have achieved our 2017 revenue and EBITDA targets two years ahead of schedule.

As of June 23, 2015, our activities consist of two business segments. Our Transportation segment consists of our freight brokerage, intermodal, last mile, expedite and global forwarding businesses. Our Logistics segment consists of our contract logistics businesses, including highly engineered and customized solutions, and high-value-add services for e-commerce fulfillment, warehousing, reverse logistics, factory support, aftermarket support, manufacturing, distribution and packaging, as well as optimization services such as supply chain consulting and production flow management. All of our businesses operate under the single brand of XPO Logistics.

As a third-party, asset-light transportation and logistics provider, we utilize our relationships with subcontracted providers—typically independent contract motor carriers, railroads, charter aircraft owners and contract logistics suppliers—to provide many of the services we arrange for our customers. As of June 23, 2015, XPO serves more than 30,000 customers with a cohesive network of over 52,350 employees and 863 locations in 27 countries.

In September 2011, following the equity investment in the Company led by Jacobs Private Equity, LLC, we put a highly skilled management team in place and began the disciplined execution of our strategy—which is to acquire attractive companies and optimize our operations to drive organic growth—with the goals of significant company-wide growth and value creation.

As the result of the disciplined execution of our strategy, which is still in its early innings, we have achieved significant scale and created opportunities for further growth. As of June 23, 2015, we offer customers a compelling value proposition as:

•	The second largest freight brokerage firm in the world based on net revenue, and the second largest in North America according to Transport Topics. In Europe, we generate over €1 billion of freight brokerage business annually, and we have the largest owned truck fleet in Europe, which includes dedicated contract carriage and an asset-light palletized network;

•	The second largest global provider of contract logistics based on square footage, with one of the largest e-fulfillment platforms in Europe, and approximately 129 million square feet of facility space under operation globally;

•	The largest provider of last mile logistics for heavy goods in North America, and a leading last mile logistics provider to the e-commerce industry;

•	The largest manager of expedited shipments in North America via ground transportation, air charter and web-based managed transportation services for time-critical and high-value shipments;

•	The third largest provider of door-to-door intermodal rail and drayage services in North America, and a leader in cross-border Mexico intermodal, where demand is booming due to the near-shoring of manufacturing; and

•	A growing provider of global forwarding and managed transportation.

We believe that our ability to provide customers with integrated, end-to-end supply chain solutions gives us a competitive advantage, as many customers, particularly large companies, increasingly seek to do business with fewer, larger third-party logistics providers that offer multiple services. Our services are provided by well-trained employees who understand the importance of giving customers world-class service, and who use our leading-edge, proprietary technology to perform their jobs. We are making one of the industry’s largest ongoing investments in technology to ensure that we continue to offer solutions that drive efficiency for customers.

XPO Logistics, Inc. was incorporated in Delaware on May 8, 2000. Our common stock, par value $0.001 per share, is listed on the New York Stock Exchange under the symbol “XPO.” On June 8, 2015, XPO announced that it had consummated the previously announced agreement to purchase all of the shares of Norbert Dentressangle SA held by Mr. Norbert Dentressangle and his family, representing 67% of the company’s outstanding shares, at a price of 217.50 euros per share. In accordance with French law, a French subsidiary of XPO has launched an all-cash simplified tender offer to acquire the remaining outstanding shares of Norbert Dentressangle SA at a price of 217.50 euros per share.

Principal Executive Office and European Office

Our principal executive office is located at Five Greenwich Office Park, Greenwich, Connecticut 06831 USA, and our European headquarters is in Lyon, France. The telephone number at our principal office is (855) 976-4636. We maintain a website at www.xpo.com where general information about the Company is available. The contents of our website are not incorporated by reference into this prospectus supplement and our website address is included as an inactive textual reference only. For further information regarding XPO Logistics, including financial information, you should refer to our recent filings with the SEC. See “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities involves risks. Before making an investment decision, you should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” including the risks discussed in the section titled “Risk Factors” incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as updated by annual, quarterly and other reports and documents we file with the SEC thereafter.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the resale of their shares of Common Stock pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of shares of Common Stock by the selling stockholders.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms of the Common Stock, as well as other material terms of our Amended and Restated Certificate of Incorporation, as amended (the “Company Certificate”), and our 2nd Amended and Restated Bylaws (the “Bylaws”). This description is only a summary. You should read it together with the Company Certificate and Bylaws, which are included as exhibits to the registration statement of which the prospectus accompanying this prospectus supplement is part and incorporated by reference herein.

General

We currently have 150,000,000 authorized shares of Common Stock, par value $0.001 per share, of which 95,271,676 shares were issued and outstanding as of June 3, 2015. As of June 3, 2015, (i) 10,440,714 shares of Common Stock are reserved for issuance in connection with the Series A Preferred Stock, (ii) 12,500,546 shares of Common Stock are reserved for issuance in connection with the Series C Preferred Stock, (iii) 10,486,667 shares of Common Stock are reserved for issuance in connection with Warrants, exercisable at any time until September 2, 2021 at an initial exercise price of $7.00 per share of Common Stock (subject to customary anti-dilution adjustments), (iv) 3,794,420 shares of Common Stock are reserved for issuance upon exercise of outstanding stock options or settlement of restricted stock units and (iv) 4,384,005 shares of Common Stock are reserved for issuance upon conversion of our 4.50% Convertible Senior Notes due 2017.

Other than as described in this prospectus supplement or the accompanying prospectus, no stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by the Company, and no stockholder has any right to convert Common Stock into other securities. No shares of Common Stock are subject to redemption or any sinking fund provisions. All the outstanding shares of Common Stock are fully paid and non-assessable. Subject to the rights of the holders of the Preferred Stock, the holders of Common Stock are entitled to dividends when, and if declared by the board of directors (the “Board”) from funds legally available therefor and, upon liquidation, to a pro-rata share in any distribution to stockholders.

Pursuant to Delaware law and the Company Certificate, our Board by resolution may establish one or more series of Preferred Stock and fix the number of shares constituting such series, the designation of such series, the voting powers (if any) of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, such rights and preferences being senior to the rights of holders of Common Stock. Other than the Series A Preferred Stock and the Series C Preferred Stock, no shares of Preferred Stock are currently outstanding.

Voting and Other Rights

Each share of Common Stock entitles the holder thereof to one vote on all matters upon which stockholders are permitted to vote. The Bylaws provide that, except in the case of contested elections, directors will be elected by a majority of votes cast at a meeting of stockholders by the stockholders entitled to vote in the election and, except as otherwise required by law, whenever any corporate action other than the election of directors is to be taken, it shall be authorized by a majority of the votes cast at a meeting of stockholders by the stockholders entitled to vote thereon.

Anti-Takeover Effects of Various Provisions of Delaware Law and the Company Certificate and Bylaws

Provisions of the Delaware General Corporation Law (the “DGCL”) could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. We have elected to be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15 percent or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Company Certificate prohibits cumulative voting.

Limitation of Liability and Indemnification of Officers and Directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. The Company Certificate and Bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company, or for serving at our request as a director or officer or in another position at another corporation or enterprise, as the case may be. The Company Certificate and Bylaws also provide that we must indemnify and advance expenses to our directors and officers, subject to our receipt of an undertaking from the indemnitee as may be required under the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance to protect the Company and our directors, officers, employees and agents from certain liabilities.

The limitation of liability and indemnification provisions in the Company Certificate and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. We may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Except as set forth in the Company’s periodic reports as incorporated herein by reference, there is currently no pending material litigation or proceeding involving any of our directors, officers, employees or agents for which indemnification is sought.

Authorized but Unissued Shares of Common Stock. Our authorized but unissued shares of Common Stock will be available for future issuance without approval by the holders of Common Stock. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, employee benefit plans and as consideration for or to finance future acquisitions, investments or other purposes. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Undesignated Preferred Stock. Our Company Certificate and Bylaws authorize undesignated Preferred Stock. As a result, our Board may, without the approval of holders of Common Stock, issue shares of Preferred Stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Amendments to Organizational Documents

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws.

Listing

Our Common Stock is listed on the NYSE under the trading symbol “XPO.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A., whose principal executive office is located at 250 Royall Street, Canton, MA 02021.

SELLING STOCKHOLDERS

The following table sets forth certain information provided to us by the selling stockholders with respect to the number of shares of Common Stock, including shares of Common Stock that may become issuable upon conversion of the Series C Preferred Stock, offered by the selling stockholders under this prospectus supplement. As of June 3, 2015, our outstanding equity securities consisted of 95,272,959 shares of Common Stock, 73,035 shares of Series A Preferred Stock and 562,525 shares of Series C Preferred Stock.

We have prepared the information in the table regarding the selling stockholders based on information given to us by, or on behalf of, the selling stockholders, before the date of this prospectus supplement. The ownership information provided below does not indicate beneficial ownership under Rule 13d-3 of the Exchange Act. Information about the selling stockholders may change from time to time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements or amendments to this prospectus supplement if and when necessary.

The selling stockholders may offer and sell all or a portion of their respective shares of Common Stock from time to time, but are under no obligation to offer or sell any of the shares of Common Stock. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the securities covered by this prospectus supplement, we cannot determine the number of such shares of Common Stock that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our Common Stock that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume that the selling stockholders will sell all their shares of Common Stock covered by this prospectus supplement.

	Common Stock
Selling stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)	Number of Shares of Common Stock Offered for Sale(1)	Number of Shares of Common Stock Owned Assuming Sale of All Common Stock Offered	Percentage of Common Stock Owned Assuming Sale of All Common Stock Offered(2)
Anandar Event Opportunities Master Fund Ltd.	399,999	399,999	—	—
BlackRock High Yield V.I. Fund of BlackRock Variable Series Funds, Inc.	5,265	5,265	—	—
BlackRock High Yield Portfolio of the BlackRock Series Fund, Inc.	883	883	—	—
BlackRock Funds II, BlackRock High Yield Bond Portfolio	397,497	397,497	—	—
BlackRock Corporate High Yield Fund, Inc.	39,964	39,964	—	—
The Obsidian Master Fund	236,590	236,590	—	—
CA 534 Offshore Fund, Ltd.	157,734	157,734	—	—
Blackrock Multi-Strategy Master Fund Limited	39,428	39,428	—	—
Blackrock Credit Alpha Master Fund L.P.	433,753	433,753	—	—
Coral Blue Investment Pte. Ltd.	11,487,278	3,333,332	8,153,946	7.6%
Darsana Master Fund LP	2,222,222	2,222,222	—	—
Hudson Bay Master Fund LTD	3,088,898	3,088,898	—	—
Hudson Bay Equity Opportunities Master Fund LTD	466,656	466,656	—	—
MMF Moore ET Investments, LP	333,342	333,342	—	—
Moore Equity Strategies, LP	222,213	222,213	—	—
MSD Sparrowhak, L.P.	444,444	444,444	—	—
MDC Capital 2010 Trust	1,444,443	1,444,443	—	—
Ontario Teachers’ Pension Plan Board	7,706,022	4,444,444	3,261,578	3.0%
Pine River Master Fund Ltd	444,448	444,448	—	—
Pine River Ultra Master Fund Ltd	111,107	111,107	—	—
President and Fellows of Harvard College	4,444,444	4,444,444	—	—
Public Sector Pension Investment Board	13,637,746	2,222,222	11,415,524	10.6%
Quantum Partners LP	444,444	444,444	—	—
The Paul G. Allen Family Foundation	133,407	133,407	—	—
Fifth Street Station LLC	178,577	178,577	—	—
Palouse Investments LLC	88,015	88,015	—	—
York Select, L.P.	902,533	902,533	—	—
York Select Master Fund, L.P.	767,987	767,987	—	—
York Select Investors Master Fund, L.P.	203,690	203,690	—	—
MAP 156 Segregated Portfolio	188,698	188,698	—	—
Lyxor York Select Fund Limited	159,312	159,312	—	—

*	Indicates less than one percent (1%)
(1)	The number of shares of Common Stock include the equivalent number of shares of Common Stock based on the conversion of the Series C Preferred Stock. The conversion ratio for the Series C Preferred Stock is 22.222 shares of Common Stock for each share of Series C Preferred Stock.
(2)	Based on 95,272,959 shares of Common Stock outstanding as of June 3, 2015 plus 12,500,546 shares of Common Stock that may become issuable on conversion of the Series C Preferred Stock.

2015 Investment Agreements

On June 3, 2015, pursuant to fifteen separate Investment Agreements (the “2015 Investment Agreements”) with sovereign wealth funds and institutional investors (collectively, the “2015 Investors”), the Company issued to the 2015 Investors for $1,260,000,0025 in cash: (i) an aggregate of 15,499,445 shares of Common Stock and (ii) an aggregate of 562,525 shares of Series C Preferred Stock that may become convertible into an aggregate of 12,500,546 shares of Common Stock. A copy of the form of the 2015 Investment Agreements is included as Exhibit 4.5 to the registration statement of which the prospectus accompanying this prospectus supplement is a part and incorporated by reference herein. The conversion of the Series C Preferred Stock into shares of Common Stock is conditioned on, and will occur automatically upon, the approval by the Company’s stockholders of the issuance of such shares under the applicable rules of the New York Stock Exchange. The Company intends to hold a special meeting of stockholders to obtain such approval.

Each of the 2015 Investment Agreements provides the applicable purchaser with customary demand registration rights and piggyback registration rights, subject to the limitations set forth in therein. Additionally, the Company agreed to file with the SEC a shelf registration statement within 30 days of the closing to enable the public resale of the shares of Common Stock issued or issuable on conversion of the Series C Preferred Stock issued pursuant to the 2015 Investment Agreements.

Registered Securities

This prospectus supplement relates to the resale of up to 27,999,991 shares of Common stock, including 12,500,546 shares of Common Stock that may become issuable in respect of 562,525 shares of Series C Common Stock, which securities were acquired by the 2015 Investors pursuant to the 2015 Investment Agreements.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell any or all of their securities covered by this prospectus supplement. These sales may be at fixed or negotiated prices. Subject to compliance with applicable law, the selling stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the securities as an agent but may position and resell a portion of the block as a principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	an underwritten offering;

•	settlement of short sales entered into after the date of this prospectus supplement;

•	agreements with broker-dealers to sell a specified number of such securities at a stipulated price;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may effect such transactions by selling their securities covered by this prospectus supplement directly to purchasers, to or through broker-dealers, which may act as agents for the seller and buyer or principals, or to underwriters who acquire securities for their own account and resell them in one or more transactions. Such broker-dealers or underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the securities covered by this prospectus supplement for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) and such discounts, concessions, or commissions may be allowed or re-allowed or paid to dealers. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed at different times.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus supplement.

The selling stockholders may pledge or grant a security interest in some or all of their securities and, if a selling stockholder defaults in the performance of their secured obligations, the pledgees or secured parties may, from time to time, offer and sell the pledged securities. The selling stockholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act, the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the selling stockholders or any other person, which limitations may affect the marketability of the securities.

Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including (i) the name of the selling stockholder and of the participating underwriter(s) or broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold or the public offering price, as applicable, (iv) the discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or re-allowed or paid by any underwriters to dealers, where applicable, and (v) other facts material to the transaction.

The selling stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus supplement.

We are paying all fees and expenses incident to the registration of the securities.

To the extent required, this prospectus supplement may be amended and/or supplemented from time to time to describe a specific plan of distribution.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.xpo.com. The contents of our website are not incorporated by reference into or otherwise part of this prospectus supplement, and our website address is included as an inactive textual reference only. We also furnish our stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1- 800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus supplement specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any such documents filed after the date of the initial registration statement and prior to effectiveness of the registration statement, until all of the securities offered hereby are sold. The prospectus accompanying this prospectus supplement is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus supplement the following documents that we have filed with the SEC and our future filings with the SEC (other than information furnished and not filed under Item 2.02 or 7.01 in current reports on Form 8-K) under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on February 23, 2015;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 filed with the SEC on May 7, 2015;

•	Current Reports on Form 8-K filed with the SEC on November 3, 2014 (an amendment on Form 8-K/A), January 16, 2015, February 5, 2015, February 13, 2015, February 20, 2015, March 5, 2015, April 29, 2015, May 7, 2015, May 21, 2015, June 1, 2015 (an amendment on Form 8-K/A), June 1, 2015, June 2, 2015, June 4, 2015, June 15, 2015; and June 26, 2015 and

•	The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 12, 2012, including any amendment or report filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus supplement by reference but not delivered with the prospectus supplement. You can obtain free copies of such documents if you call us at (855) 976-4636 or write us at the following address: Five Greenwich Office Park, Greenwich, Connecticut 06831. You may also visit our website at www.xpo.com for free copies of any such document.

This prospectus supplement and the accompanying prospectus or information incorporated by reference herein or therein may contain summaries of certain agreements that we have filed as exhibits to various SEC filings. The descriptions of these agreements contained in this prospectus supplement, the accompanying prospectus or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus supplement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

LEGAL MATTERS

Certain matters with respect to the validity of the securities offered pursuant to this prospectus supplement will be passed upon by Wachtell, Lipton, Rosen & Katz.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The consolidated financial statements of XPO Logistics, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated by reference in this offering memorandum, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report appearing therein. Such financial statements are incorporated herein by reference.

The report dated February 23, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states XPO Logistics, Inc. acquired Simply Logistics Inc. d/b/a Atlantic Central Logistics (“ACL”), and New Breed Holding Company (“New Breed”) during 2014, and management excluded from its assessment of the effectiveness of XPO’s internal control over financial reporting as of December 31, 2014, ACL’s and New Breed’s internal control over financial reporting associated with total assets of $864,064,211 and total revenues of $258,587,775 included in the consolidated financial statements of XPO Logistics, Inc. and subsidiaries as of and for the year ended December 31, 2014. The audit of internal control over financial reporting of XPO Logistics, Inc. also excluded an evaluation of the internal control over financial reporting of ACL and New Breed.

The consolidated financial statements of Pacer International, Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, included as an exhibit to our Current Report on Form 8-K/A filed with the SEC on May 23, 2014 and incorporated by reference in this offering memorandum, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report therein. Such financial statements are incorporated herein by reference.

The consolidated financial statements of New Breed Holding Company as of December 31, 2013 and December 31, 2012 and for each of the three years in the period ended December 31, 2013, included as an exhibit to our Current Report on Form 8-K/A filed with the SEC on have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT AUDITORS

The audited consolidated financial statements of Norbert Dentressangle SA as of December 31, 2014, December 31, 2013 and December 31, 2012 and for each of the years then ended, that are included in this offering memorandum, have been audited in conformity with auditing principles generally accepted in the United States of America by Ernst & Young et Autres and Grant Thornton, independent auditors, as stated in their independent auditors’ audit report included in this offering memorandum.

The unaudited condensed interim consolidated financial statements of Norbert Dentressangle SA as of March 31, 2015 and for the quarters ended March 31, 2015 and March 31, 2014 that are included in this offering memorandum have been reviewed in conformity with auditing principles generally accepted in the United States of America by Ernst & Young et Autres and Grant Thornton, independent auditors, as stated in their independent auditors’ review report included in this offering memorandum.

XPO Logistics, Inc.

Five Greenwich Office Park

Greenwich, Connecticut 06831

3,185 Shares of Selling Securityholder Preferred Stock

446,167 Selling Securityholder Warrants

901,167 Shares of Common Stock Issued or Issuable upon Conversion or Exercise

Offered by the Selling Securityholders

The selling securityholders identified in this prospectus may offer and sell up to 3,185 shares of Selling Securityholder Preferred Stock, up to 446,167 Selling Securityholder Warrants and up to 901,167 shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or exercise of the Selling Securityholder Warrants from time to time under this prospectus and any prospectus supplement. We will not receive any of the proceeds from the sale of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock by the selling securityholders. We have paid the fees and expenses incident to the registration of the shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and shares of Common Stock for sale by the selling securityholders. Our registration of the Shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and the shares of Common Stock issued or issuable upon conversion or exercise by the selling securityholders covered by this prospectus does not mean that the selling securityholders will offer or sell any of the securities. The selling securityholders may sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell the securities in the section titled “Plan of Distribution” beginning on page 31.

Investing in our securities involves risks. You should read this prospectus, including the risk factors incorporated herein by reference on page 5, and in any applicable prospectus supplement, carefully before you invest.

The shares of Common Stock are listed on the New York Stock Exchange (“NYSE”) under the trading symbol “XPO.” Other than for shares of Common Stock, there is no market for the other securities we may offer. On March 12, 2015, the last reported sale price of our Common Stock on NYSE was $46.24 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 13, 2015

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 (the “registration statement”) that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf registration process, the selling securityholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. Specific information about the offering may also be included in a prospectus supplement, which may update or change information included in this prospectus, including the identity of the selling securityholders.

You should read both this prospectus and any prospectus supplement, together with additional information described below under the caption “Where You Can Find More Information.” You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. Such documents contain important information you should consider when making your investment decision. We have not authorized anyone to provide you with different or additional information. The selling securityholders are offering to sell and seeking offers to buy shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

In this prospectus, unless the context otherwise requires or unless the applicable prospectus supplement otherwise indicates, all references to: (i) the “Company,” “XPO,” “we,” “us” and “our” mean XPO Logistics, Inc., a Delaware corporation, and/or its subsidiaries; (ii) “securities” mean, collectively, shares of Common Stock, shares of Selling Securityholder Preferred Stock and Selling Securityholder Warrants; (iii) “Common Stock” mean shares of common stock of the Company, par value $0.001 per share; (iv) “Selling Securityholder Preferred Stock” mean the 3,185 shares of Series A Convertible Perpetual Preferred Stock of the Company that may be offered and sold by the selling securityholders pursuant to the registration statement to which this prospectus relates; and (v) “Selling Securityholder Warrants” mean the 446,167 warrants to purchase Common Stock at an initial exercise price of $7.00 per share of Common Stock that may be offered and sold by the selling securityholders pursuant to the registration statement to which this prospectus relates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

We have not authorized any person to provide you with any information other than that contained in or incorporated by reference into this prospectus or any prospectus supplement or that is contained in any free writing prospectus issued by us. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus or in any prospectus supplement is accurate as of the date on the front cover of those documents only. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate herein by reference, contains, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, those discussed elsewhere in this prospectus, the risks discussed in our other filings with the SEC and the following: economic conditions generally; competition; our ability to find suitable acquisition candidates and execute our acquisition strategy; the expected impact of the acquisitions, including the expected impact on our results of operations; our ability to successfully integrate and realize anticipated synergies and cost savings with respect to acquired companies; our ability to raise capital; our ability to attract and retain key employees to execute our growth strategy, including acquired companies’ management teams; the ability to develop and implement a suitable information technology system; litigation, including litigation related to alleged misclassification of independent contractors; the ability to maintain positive relationships with our networks of third-party transportation providers; the ability to retain our and acquired companies’ largest customers; rail and other network changes; weather and other service disruptions; and governmental regulation. All forward-looking statements set forth in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequence to or effects on us or our business or operations. Forward-looking statements set forth in this prospectus speak only as of the date hereof and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except as required by law.

PROSPECTUS SUMMARY

This summary highlights information included or incorporated by reference in this prospectus. This summary is not complete and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in this prospectus or incorporated by reference into this prospectus, before making an investment decision.

XPO Logistics, Inc.

XPO Logistics, Inc., a Delaware corporation, together with its subsidiaries, is a leading asset-light provider of third party logistics services. Shippers and carriers outsource their transportation logistics to us, and we facilitate supply chain solutions.

As a third-party, asset-light logistics provider, we utilize our relationships with subcontracted transportation providers—typically independent contract motor carriers, railroads and charter aircraft owners for domestic loads, and air and ocean carriers for international shipments. As of December 31, 2014, we had approximately 4,100 trucks under contract to our intermodal, expedited and last mile business units. We have access to additional transportation capacity through our relationships with over 30,000 other carriers.

In September 2011, following the equity investment in the Company led by Jacobs Private Equity, LLC (“JPE”), we began implementing our strategy to leverage our strengths, with the goals of significant growth and value creation. Through the disciplined execution of our strategy, we have built leading positions in some of the fastest-growing sectors of transportation logistics in North America. As of December 31, 2014, we were:

•	The third largest freight brokerage firm and a Top 50 logistics company;

•	The largest provider of last mile logistics for heavy goods and a leading last mile provider to the e-commerce industry;

•	The largest manager of expedited shipments through our expedited ground, air charter and web-based managed transportation services;

•	The third largest provider of intermodal services; and

•	A leading provider of highly engineered, technology-enabled contract logistics services for large manufacturers and service companies.

We believe that our broad service offerings give us a competitive advantage, as many customers, particularly large shippers, increasingly seek to do business with fewer, larger third-party logistics providers that offer deep capacity across a wide range of services. Our services are provided by a well-trained employee base that understands the importance of providing world-class service. We currently have approximately 10,000 employees, all non-union.

As of December 31, 2014, our Transportation and Logistics segments operated from 197 locations in North America, Europe and Asia including: 178 Company-owned branches and 19 independent agent offices.

As of December 31, 2014, our activities consist of two business segments. Our Transportation segment consists of our truck brokerage, intermodal, last mile, expedited transportation and freight forwarding businesses. Our Logistics segment consists of our contract logistics business exclusively.

XPO Logistics, Inc. was incorporated in Delaware on May 8, 2000. Our common stock, par value $0.001 per share, is listed on the New York Stock Exchange under the symbol “XPO.”

Principal Executive Offices

Our executive office is located at Five Greenwich Office Park, Greenwich, Connecticut 06831. Our telephone number is (855) 976-4636. Our corporate website is www.xpo.com. We make available on this website, free of charge, access to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and amendments to those materials filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically submit such material to the Securities and Exchange Commission. We also make available on our website copies of materials regarding our corporate governance policies and practices, including the XPO Logistics, Inc. Corporate Governance Guidelines, our Senior Officer Code of Business Conduct and Ethics and the charters relating to the committees of our board of directors. We do not incorporate the information on our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

RISK FACTORS

An investment in our securities involves risks. Before making an investment decision, you should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” including the risks discussed in the section titled “Risk Factors” incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as updated by annual, quarterly and other reports and documents we file with the SEC thereafter. Additional risk factors may be included in a prospectus supplement.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth for the periods indicated our ratio of earnings to combined fixed charges and dividends on our preferred stock.

	December 31,
	2014	2013	2012	2011	2010
EARNINGS
Earnings before minority interests and income taxes	(41,710)	(52,803)	(28,327)	1,668	8,306
Fixed charges	69,934	18,103	3,705	382	335

Adjusted earnings	28,224	(34,700)	(24,622)	2,050	8,641

FIXED CHARGES
Interest expense, excluding loss on early extinguishment of debt	42,495	15,798	3,207	191	205
Portion of rental payments deemed to be interest	27,439	2,305	498	191	130

Fixed charges	69,934	18,103	3,705	382	335

Preference dividends, net of tax	2,941	2,972	2,993	2,189	—

	December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Combined Fixed Charges and Preference Dividends(1)	—	—	—	—	25.8

(1)	In the years ended December 31, 2014, 2013, 2012 and 2011, the ratio coverage is less than 1:1 and defaults to 0. The amounts (in thousands) of the deficiencies in the years ended December 31, 2014, 2013, 2012 and 2011 is $44,651, $55,775, $31,320 and $521, respectively.

USE OF PROCEEDS

The selling securityholders will receive all of the net proceeds from the resale of their shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and shares of Common Stock pursuant to this prospectus and any prospectus supplement. We will not receive any of the proceeds from the sale of Selling Securityholder Preferred Stock, Selling Securityholder Warrants or shares of Common Stock by the selling securityholders, except that we will receive the exercise price of the Selling Securityholder Warrants to the extent exercised by any of the selling securityholders. If the selling securityholders exercise in full their respective Selling Securityholder Warrants, we estimate that our net proceeds will be approximately $3,123,169. We intend to use any proceeds from Selling Securityholder Warrant exercises for working capital and other general corporate purposes. We cannot estimate how many, if any, Selling Securityholder Warrants may be exercised as a result of this offering.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms of the Common Stock, as well as other material terms of our Amended and Restated Certificate of Incorporation, as amended (the “Company Certificate”), and our 2nd Amended and Restated Bylaws (the “Bylaws”). This description is only a summary. You should read it together with the Company Certificate and Bylaws, which are included as exhibits to the registration statement of which this prospectus is part and incorporated by reference herein.

General

We currently have 150,000,000 authorized shares of Common Stock, par value $0.001 per share, of which 79,620,335 shares were issued and outstanding as of March 10, 2015. As of March 10, 2015, (i) 10,476,429 shares of Common Stock are reserved for issuance in connection with the Series A Convertible Perpetual Preferred Stock (“Series A Preferred Stock”), (ii) 10,565,167 shares of Common Stock are reserved for issuance in connection with warrants, exercisable at any time until September 2, 2021 at an initial exercise price of $7.00 per share of Common Stock (subject to customary anti-dilution adjustments), (iii) 3,859,660 shares of Common Stock are reserved for issuance upon exercise of outstanding stock options or settlement of restricted stock units and (iv) 4,385,830 shares of Common Stock are reserved for issuance upon conversion of our 4.50% Convertible Senior Notes due 2017.

Other than as described in this prospectus or any applicable prospectus supplement, no stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by the Company, and no stockholder has any right to convert Common Stock into other securities. No shares of Common Stock are subject to redemption or any sinking fund provisions. All the outstanding shares of Common Stock are fully paid and non-assessable. Subject to the rights of the holders of the Preferred Stock, the holders of Common Stock are entitled to dividends when, and if declared by the board of directors (the “Board”) from funds legally available therefor and, upon liquidation, to a pro-rata share in any distribution to stockholders.

Pursuant to Delaware law and the Company Certificate, our Board by resolution may establish one or more series of Preferred Stock and fix the number of shares constituting such series, the designation of such series, the voting powers (if any) of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, such rights and preferences being senior to the rights of holders of Common Stock. Other than the Series A Preferred Stock, no shares of Preferred Stock are currently outstanding.

Voting and Other Rights

Each share of Common Stock entitles the holder thereof to one vote on all matters upon which stockholders are permitted to vote. The Bylaws provide that directors will be elected by a plurality of votes cast at a meeting of stockholders by the stockholders entitled to vote in the election and, except as otherwise required by law, whenever any corporate action other than the election of directors is to be taken, it shall be authorized by a majority of the votes cast at a meeting of stockholders by the stockholders entitled to vote thereon.

Anti-Takeover Effects of Various Provisions of Delaware Law and the Company Certificate and Bylaws

Provisions of the Delaware General Corporation Law (the “DGCL”) could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. We have elected to be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15 percent or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Company Certificate prohibits cumulative voting.

Classified Board. The DGCL permits a corporation to divide its board of directors into up to three classes with staggered terms of office. Our Board is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at the meeting will be elected for a three-year term and the directors in the other two classes will continue in office. We believe that classified directors will help to assure the continuity and stability of our Board and our business strategies and policies as determined by our Board. The use of a classified board may delay or defer a change in control of the Company or removal of incumbent management.

Limitation of Liability and Indemnification of Officers and Directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. The Company Certificate and Bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company, or for serving at our request as a director or officer or in another position at another corporation or enterprise, as the case may be. The Company Certificate and Bylaws also provide that we must indemnify and advance expenses to our directors and officers, subject to our receipt of an undertaking from the indemnitee as may be required under the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance to protect the Company and our directors, officers, employees and agents from certain liabilities.

The limitation of liability and indemnification provisions in the Company Certificate and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. We may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Except as set forth in the Company’s periodic reports as incorporated herein by reference, there is currently no pending material litigation or proceeding involving any of our directors, officers, employees or agents for which indemnification is sought.

Authorized but Unissued Shares of Common Stock. Our authorized but unissued shares of Common Stock will be available for future issuance without approval by the holders of Common Stock. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, employee benefit plans and as consideration for or to finance future acquisitions, investments or other purposes. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Undesignated Preferred Stock. Our Company Certificate and Bylaws authorize undesignated Preferred Stock. As a result, our Board may, without the approval of holders of Common Stock, issue shares of Preferred Stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Amendments to Organizational Documents

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws.

Listing

Our Common Stock is listed on the NYSE under the trading symbol “XPO.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A., whose principal executive office is located at 250 Royall Street, Canton, MA 02021.

DESCRIPTION OF SELLING SECURITYHOLDER PREFERRED STOCK

The following is a summary of the material terms of the Series A Preferred Stock as contained in the Certificate of Designation of Series A Convertible Perpetual Preferred Stock (the “Certificate of Designation”), which has been filed with the Secretary of State of the State of Delaware, a copy of which is included as Exhibit 4.1 to the registration statement of which this prospectus is a part and incorporated by reference herein. This prospectus registers the resale of up to 3,185 shares of Series A Preferred Stock by the selling securityholders identified in this prospectus, which we refer to as the Selling Securityholder Preferred Stock. Stockholders are urged to carefully read the Certificate of Designation in its entirety. Unless the context otherwise requires, definitions of terms provided in this “Description of Selling Securityholder Preferred Stock” apply solely for purposes of this section.

Authorized Shares and Liquidation Preference

We have designated 75,000 authorized shares of Preferred Stock as “Series A Convertible Perpetual Preferred Stock,” with a par value of $0.001 per share and an initial liquidation preference of $1,000 per share, for an aggregate initial liquidation preference of $75,000,000. This prospectus registers the resale of up to 3,185 shares of Series A Preferred Stock by the selling securityholders identified in this prospectus, which we refer to as the Selling Securityholder Preferred Stock.

Ranking

The Selling Securityholder Preferred Stock ranks, with respect to payment of dividends and distribution of assets upon our liquidation, winding-up or dissolution:

•	senior to the Common Stock, whether now outstanding or hereafter issued, and to each other class or series of our stock (including any series of Preferred Stock established after September 2, 2011 (the “Issue Date”) by the Board) the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Selling Securityholder Preferred Stock as to payment of dividends and distribution of assets upon our liquidation, winding-up or dissolution (collectively referred to as “Junior Stock”);

•	on a parity with each class or series of our stock (including any series of Preferred Stock established after the Issue Date by the Board) the terms of which expressly provide that such class or series ranks on a parity with the Selling Securityholder Preferred Stock as to payment of dividends and distribution of assets upon our liquidation, winding-up or dissolution (collectively referred to as “Parity Stock”); and

•	junior to each other class or series of our stock (including any series of Preferred Stock established after the Issue Date by the Board) the terms of which expressly provide that such class or series ranks senior to the Selling Securityholder Preferred Stock as to payment of dividends and distribution of assets upon our liquidation, winding-up or dissolution (collectively referred to as “Senior Stock”).

The Company’s ability to issue Parity Stock or Senior Stock is subject to the provisions described below under “—Voting Rights.”

Dividends

Holders of shares of Selling Securityholder Preferred Stock will be entitled to receive, when, as and if declared by the Board or a duly authorized committee thereof, out of the assets of the Company legally available for payment, dividends at the rate per annum of 4% per share on the Accreted Liquidation Preference (as defined below) in effect at such time (subject to the following paragraph), which Accreted Liquidation Preference is subject to adjustment as described below. Dividends on the Selling Securityholder Preferred Stock will be payable quarterly, on the 15th calendar day (or the following business day if the 15th is not a business day) of January, April, July and October of each year (each such date being referred to herein as a “Dividend Payment Date”) at such annual rate. We will make each dividend payment on the Selling Securityholder Preferred Stock in cash. The initial dividend on the Selling Securityholder Preferred Stock for the dividend period commencing on the Issue Date was $5.00 per share and was paid on October 17, 2011. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

In the event that dividends are paid on shares of Common Stock in any dividend period with respect to the Selling Securityholder Preferred Stock, then the dividend payable in respect of each share of Selling Securityholder Preferred Stock for such period shall be equal to the greater of (i) the amount otherwise payable in respect of such share of Selling Securityholder Preferred Stock in accordance with the foregoing paragraph and (ii) the product of (A) the aggregate dividends payable per share of Common Stock in such dividend period times (B) the number of shares of Common Stock into which such share of Selling Securityholder Preferred Stock is then convertible.

A dividend period with respect to a Dividend Payment Date is the period commencing on the preceding Dividend Payment Date or, if none, the Issue Date, and ending on the day immediately prior to the next Dividend Payment Date. Dividends payable, when, as and if declared, on a Dividend Payment Date shall be payable to holders of record on the later of (i) the close of business on the first calendar day (or the following business day if such first calendar day is not a business day) of the calendar month in which the applicable Dividend Payment Date falls and (ii) the close of business on the day on which the Board or a duly authorized committee thereof declares the dividend payable (each, a “Dividend Record Date”).

Holders of shares of Selling Securityholder Preferred Stock shall not be entitled to any dividend in excess of the then-applicable full accrued dividends calculated pursuant to the Certificate of Designation on shares of Selling Securityholder Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any dividend or payment which may be in arrears. All references in this summary to dividends or to a dividend rate or accretion rate shall be read to reflect any adjustment to the dividend rate or accretion rate pursuant to the Certificate of Designation.

No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by us or on our behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless all accrued and unpaid dividends (including any accrued and unpaid dividends that have accreted (as described below) and are reflected in the Accreted Liquidation Preference) shall have been or contemporaneously are declared and paid, or are declared and a sum of cash sufficient for the payment thereof is set apart for such payment, on the Selling Securityholder Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Selling Securityholder Preferred Stock and any Parity Stock, dividends may be declared and paid on the Selling Securityholder Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the aggregate amounts of dividends declared per share on, and the amounts of such dividends declared in cash per share on, the Selling Securityholder Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Selling Securityholder Preferred Stock and such other Parity Stock bear to each other.

If we are unable to, or otherwise fail to, pay dividends in full on the Selling Securityholder Preferred Stock on any Dividend Payment Date as described above, the Accreted Liquidation Preference will be increased as of the first day of the immediately succeeding dividend period by the Accretion Amount (as defined below) in respect of the unpaid dividends. If we pay a portion of the dividends payable on the Selling Securityholder Preferred Stock on a Dividend Payment Date and accrete the unpaid portion, we will pay the current portion equally and ratably to the holders of the Selling Securityholder Preferred Stock. The amount of dividends payable for any dividend period following a non-payment of dividends will be calculated on the basis of the Accreted Liquidation Preference as of the first day of the relevant dividend period.

We may pay all or a portion of the amount by which the Accreted Liquidation Preference of a share of the Selling Securityholder Preferred Stock exceeds $1,000 per share of Selling Securityholder Preferred Stock on (i) any Dividend Payment Date or (ii) any other date fixed by the Board or a duly authorized committee thereof. The Company shall make any such payment in cash and any such payment shall be made equally and ratably to the holders of the Selling Securityholder Preferred Stock. The Accreted Liquidation Preference of each share of Selling Securityholder Preferred Stock will be reduced as of the first day following the date of such payment by the amount of such payment (the “Paydown Amount”) and the amount of dividends will be calculated on the basis of the reduced Accreted Liquidation Preference for the period of time from the date of such reduction until the applicable Dividend Payment Date.

We will use our reasonable best efforts to provide notice to the holders of the Selling Securityholder Preferred Stock not later than ten days prior to each Dividend Payment Date if we determine that we will not pay dividends on that Dividend Payment Date. Such notice shall be given by issuing a press release as described under “—Notices” below and by notifying our transfer agent. If a development occurs less than ten days prior to a Dividend Payment Date that will prevent us from paying dividends on that Dividend Payment Date, and we have not already provided notice, we will provide prompt notice to the holders of Selling Securityholder Preferred Stock and our transfer agent as set forth above. The notice will indicate whether we will accrete all or a portion of the dividends, as well as the amount of the dividends to be accreted. Any failure by us to deliver such notice will not impair our ability to accrete dividends in any respect.

“Accretion Amount” per share of Selling Securityholder Preferred Stock for any Dividend Payment Date on which accrued dividends are not paid in full, means the product of (i) the accretion rate of 4% per annum, calculated on a quarterly basis, as such may be adjusted pursuant to the Certificate of Designation, (ii) the Accreted Liquidation Preference as of the first day of the relevant dividend period and (iii) the fraction of the accrued dividends for that dividend period that were not paid on the Dividend Payment Date.

“Accreted Liquidation Preference” per share of Selling Securityholder Preferred Stock means, as of any date, $1,000 increased by the sum of the Accretion Amounts, if any, for all prior Dividend Payment Dates, and decreased by the sum of the Paydown Amounts, if any, for all prior Dividend Payment Dates or other dates on which Paydown Amounts were paid.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, each holder of Selling Securityholder Preferred Stock will be entitled to receive out of our assets available for distribution to our stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Stock, an amount equal to the greater of (i) the aggregate Accreted Liquidation Preference attributable to shares of Selling Securityholder Preferred Stock held by such holder, subject to adjustment as provided under “—Miscellaneous” below, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not declared) for the then-current dividend period, and (ii) the product of (x) the amount per share that would have been payable upon such liquidation, dissolution or winding-up to the holders of shares of Common Stock or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible (assuming the conversion of each share of Selling Securityholder Preferred Stock and without deduction for the Accreted Liquidation Preference otherwise payable pursuant to clause (i)), multiplied by (y) the number of shares of Common Stock or such other securities into which the shares of Selling Securityholder Preferred Stock held by such holder are then convertible.

None of (i) the sale of all or substantially all of our property or business (other than in connection with our voluntary or involuntary liquidation, dissolution or winding-up), (ii) our merger, conversion or consolidation into or with any other person or (iii) the merger, conversion or consolidation of any other person into or with us, shall constitute our voluntary or involuntary liquidation, dissolution or winding-up for the purposes of the immediately preceding paragraph.

In the event our assets available for distribution to the holders of the Selling Securityholder Preferred Stock upon any of our liquidation, winding-up or dissolution, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled, no such distribution shall be made on account of any shares of

Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Selling Securityholder Preferred Stock, ratably, in proportion to the full distributable amounts for which such holders and holders of any Parity Stock are entitled upon such liquidation, winding-up or dissolution, with the amount allocable to each series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each series and accrued and unpaid dividends to which each series is entitled.

After the payment to the holders of the Selling Securityholder Preferred Stock of the full preferential amounts provided for above, such holders shall have no right or claim to any of our remaining assets.

Voting Rights

The holders of the Selling Securityholder Preferred Stock shall be entitled to vote along with the holders of Common Stock on all matters on which holders of Common Stock are entitled to vote. The holders of the Selling Securityholder Preferred Stock shall participate in such votes as if the shares of Selling Securityholder Preferred Stock were converted into shares of Common Stock as of the record date for the determination of holders of Common Stock entitled to vote. In addition, each holder of Selling Securityholder Preferred Stock shall have one vote for each share of Selling Securityholder Preferred Stock held by such holder on all matters voted upon by the holders of Selling Securityholder Preferred Stock as a separate class, as well as voting rights specifically required by the DGCL from time to time.

So long as any Selling Securityholder Preferred Stock is outstanding, in addition to any other vote of stockholders of the Company required under applicable law or the Company Certificate, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Selling Securityholder Preferred Stock, voting separately as a single class, will be required (i) for any amendment of the Company Certificate if the amendment would alter or change the powers, preferences, privileges or rights of the holders of the Selling Securityholder Preferred Stock so as to affect them adversely, (ii) to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Stock or Senior Stock, or (iii) to reclassify any of our authorized stock into any Parity Stock or Senior Stock, or any obligation or security convertible into or evidencing a right to purchase any Parity Stock or Senior Stock, provided that, for avoidance of doubt, no such vote shall be required for us to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Junior Stock.

Conversion Rights

Each share of Selling Securityholder Preferred Stock is convertible, in whole or in part, at the option of the holder thereof (“Optional Conversion”), into the number of shares of Common Stock (the “Conversion Rate”) obtained by dividing (i) the Accreted Liquidation Preference by (ii) the Conversion Price then in effect. The initial Conversion Price of the Selling Securityholder Preferred Stock is $7.00 per share.

Holders of shares of Selling Securityholder Preferred Stock who convert their shares on a day other than a Dividend Payment Date will not be entitled to any accrued dividends for the dividend period in which they convert their shares. Accordingly, shares of Selling Securityholder Preferred Stock surrendered for Optional Conversion after the close of business on a Dividend Record Date and before the opening of business on the immediately succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend payable on such shares on such Dividend Payment Date. Such holders will be entitled to receive the dividend payment on those shares on that Dividend Payment Date. A holder of Selling Securityholder Preferred Stock on a Dividend Record Date who (or whose transferee) surrenders any shares for conversion on the corresponding Dividend Payment Date shall receive the dividend payable by us on the Selling Securityholder Preferred Stock on that date (and if we fail to pay such dividend, such holder’s shares converted on such date will be converted at a Conversion Rate that reflects the Accreted Liquidation Preference after giving effect to such failure), and the converting holder shall not be required to include payment in the amount of such dividend upon surrender of shares of Selling Securityholder Preferred Stock for conversion. Except as provided above, upon any Optional Conversion of shares of Selling Securityholder Preferred Stock, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on such shares of Selling Securityholder Preferred Stock as to which Optional Conversion has been effected or for dividends on the shares of Common Stock issued upon such Optional Conversion.

The conversion right of a holder of Selling Securityholder Preferred Stock shall be exercised by such holder by the surrender to us of the certificates representing shares of Selling Securityholder Preferred Stock to be converted at any time during usual business hours at our principal place of business or the offices of our transfer agent, accompanied by written notice to the Company that such holder elects to convert all or a portion of the shares of Selling Securityholder Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates or other appropriate evidence of ownership representing shares of Common Stock are to be issued and (if so required by us or our transfer agent) by a written instrument or instruments of transfer in form reasonably satisfactory to us or our transfer agent duly executed by such holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required under the Certificate of Designation. The date on which such holder satisfies the foregoing requirements for conversion is referred to herein as the “Conversion Date.” We will deliver shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) due upon conversion, together with any cash in lieu of fractional shares in accordance with the provisions described under “—Fractional Shares” below. Immediately prior to the close of business on the Conversion Date, each converting holder shall be deemed to be the holder of record of the shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) issuable upon conversion of such holder’s Selling Securityholder Preferred Stock notwithstanding that our share register shall then be closed or that certificates or other appropriate evidence of ownership representing such Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) shall not then be actually delivered to such holder. On the Conversion Date, all rights with respect to the shares of Selling Securityholder Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of holders thereof to (a) receive certificates or other appropriate evidence of ownership representing the number of whole shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) into which such shares of Selling Securityholder Preferred Stock have been converted and cash in lieu of any fractional shares, in accordance with the provisions described under “—Fractional Shares” below and (b) exercise the rights to which they are entitled as holders of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible).

Settlement Upon Conversion

We will satisfy our obligation to deliver shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) upon conversion of Selling Securityholder Preferred Stock by delivering to holders surrendering shares for conversion a number of shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) equal to the product of (x) the aggregate number of shares of Selling Securityholder Preferred Stock to be converted multiplied by (y) the Conversion Rate then in effect (provided that we will deliver cash in lieu of fractional shares in accordance with the provisions described under “—Fractional Shares” below), as soon as practicable after the third trading day (but in no event later than the fifth business day) following the Conversion Date.

Anti-Dilution Adjustments

The Conversion Price shall be subject to the following adjustments from time to time:

•	Stock Dividends. In case we pay or make a dividend or other distribution on the Common Stock in Common Stock, the Conversion Price, as in effect at the opening of business on the day following the record date for such dividend or other distribution, shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the record date and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such adjustment to become effective immediately after the opening of business on the day following the record date.

•	Stock Purchase Rights. In case we issue to all holders of Common Stock options, warrants or other rights entitling them to subscribe for or purchase shares of Common Stock for a period expiring within 60 days from the date of issuance of such options, warrants or other rights at a price per share of Common Stock less than the Market Value (as defined below) on the record date for such options, warrants or other rights (other than pursuant to a dividend reinvestment, share purchase or similar plan), the Conversion Price in effect at the opening of business on the day following the record date shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock which the aggregate consideration expected to be received by us upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly, such adjustment to become effective immediately after the opening of business on the day following the record date; provided, however, that no such adjustment to the Conversion Price shall be made if the holders of Selling Securityholder Preferred Stock would be entitled to receive such options, warrants or other rights upon conversion at any time of shares of Selling Securityholder Preferred Stock into Common Stock; provided, further, however, that if any of the foregoing options, warrants or other rights are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering event occurs.

•	Stock Splits, Reverse Splits and Combinations. In case outstanding shares of Common Stock shall be subdivided, split or reclassified into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the effective date of such subdivision, split or reclassification shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall be combined or reclassified into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the effective date of such combination or reclassification shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the effective date of such subdivision, split, reclassification or combination.

•	Debt, Asset or Security Distributions. In case we, by dividend or otherwise, distribute to all holders of Common Stock evidences of our indebtedness, assets or securities (but excluding any dividend or distribution of options, warrants or other rights referred to under “—Stock Purchase Rights” above, any dividend or distribution paid exclusively in cash, any dividend or distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of a Spin-off (as defined below), or any dividend or distribution referred to under “—Stock Dividends” above), the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the close of business on the record date for such distribution by a fraction, the numerator of which shall be the Market Value on the record date and the denominator of which shall be such Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of our stockholders entitled to receive such distribution. In any case in which this provision is applicable, the terms described under “—Spin-offs” below shall not be applicable.

•	Spin-offs. In the case of a Spin-off, the Conversion Price in effect immediately prior to the close of business on the record date for such distribution shall be reduced by multiplying the Conversion Price by a fraction, the numerator of which shall be the Market Value and the denominator of which shall be the Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock.

Any adjustment to the Conversion Price under this provision will occur on the date that is the earlier of (1) the tenth trading day from, and including, the effective date of the Spin-off and (2) the date of the initial public offering of the securities being distributed in the Spin-off, if that initial public offering is effected simultaneously with the Spin-off.

•	Tender Offers. In the case that a tender or exchange offer made by us or any of our subsidiaries for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to our stockholders (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of aggregate consideration having a fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) per share of Common Stock that exceeds the closing sale price of the Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the Conversion Price shall be reduced by multiplying the Conversion Price immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to the product of (x) the Market Value on the date of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time, and (B) the denominator of which shall be equal to (x) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of all shares validly tendered or exchanged, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered or exchanged shares, up to any such maximum, being referred to as the “Purchased Shares”) plus (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to our stockholders pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares).

Notwithstanding anything to the contrary, no adjustment need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall result in an increase or decrease of at least 1.0% of such Conversion Rate. No adjustment shall be made if such adjustment will result in a Conversion Price that is less than the par value of the Common Stock. All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share).

We may make such reductions in the Conversion Price, in addition to those described above, as the Board considers advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. In the event we elect to make such a reduction in the Conversion Price, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction in the Conversion Price.

Upon conversion of the Selling Securityholder Preferred Stock, to the extent that the holders of the Selling Securityholder Preferred Stock receive Common Stock, such holders shall receive, in addition to the shares of Common Stock and any cash for fractional shares in accordance with the provisions described under “—Fractional Shares” below, if any, the rights issued under any future stockholder rights plan the Company may establish whether or not such rights are separated from the Common Stock prior to conversion. A distribution of rights pursuant to any stockholder rights plan will not result in an adjustment to the Conversion Price, provided that the Company has provided for the holders of the Selling Securityholder Preferred Stock to receive such rights upon conversion.

Whenever the Conversion Price is adjusted as described above, we will (i) compute the Conversion Price and prepare and transmit to our transfer agent an officer’s certificate setting forth the Conversion Price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based and (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price (or if we are not aware of such occurrence, as soon as practicable after becoming so aware), we or, at our request and expense, our transfer agent shall provide a written notice to the holders of the Selling Securityholder Preferred Stock of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the adjusted Conversion Price.

If we take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon our plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

The applicable Conversion Price will not be adjusted:

•	upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

•	upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

•	for a change in the par value of the Common Stock;

•	for accrued and unpaid dividends on the Selling Securityholder Preferred Stock; or

•	for the 4-for-1 reverse stock split consummated on the Issue Date pursuant to the Investment Agreement (defined below).

“Market Value” means, with respect to any date of determination, the average closing sale price of the Common Stock for a five consecutive trading day period preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date” when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the over-the-counter “Pink Sheets” market or, if the Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Common Stock is traded at that time, without the right to receive the issuance or distribution.

“Spin-off” means a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company.

Recapitalizations, Reclassifications and Changes in Our Stock

In the event of any reclassification of outstanding shares of Common Stock (with certain exceptions), or any consolidation or merger of us with or into another person (other than with one of our subsidiaries) or any merger of another person with or into us (other than a consolidation or merger in which we are the resulting or surviving person and that does not result in any reclassification or change of outstanding Common Stock), or any sale or other disposition to another Person of all or substantially all of our assets (computed on a consolidated basis) (any of the foregoing, a “Transaction”), upon conversion of its shares of Selling Securityholder Preferred Stock, a holder will be entitled to receive the kind and amount of securities (of us or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock into which such shares of Selling Securityholder Preferred Stock were convertible immediately prior to such Transaction, after giving effect to any adjustment event or, in the event holders of Common Stock have the opportunity to elect the form of consideration to be received in any Transaction, the weighted average of the forms and amounts of consideration received by the holders of the Common Stock. In the event that at any time, as a result of an adjustment made pursuant to the Certificate of Designation, the holders of the Selling Securityholder Preferred Stock shall become entitled upon conversion to any securities other than, or in addition to, shares of Common Stock, thereafter the number or amount of such other securities so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in the Certificate of Designation.

Consolidation, Merger and Sale of Assets

The Company, without the consent of the holders of the Selling Securityholder Preferred Stock (but subject, for avoidance of doubt, to the right of such holders to vote on any such transaction as described under “—Voting Rights” above) may consolidate with or merge into any other person or convey, transfer or lease all or substantially all its assets to any person or may permit any person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, the Company; provided, however, that (i) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (ii) the shares of Selling Securityholder Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Selling Securityholder Preferred Stock had immediately prior to such transaction; and (iii) we deliver to our transfer agent an officer’s certificate and an opinion of counsel, acceptable to our transfer agent, stating that such transaction complies with the Certificate of Designation.

Upon our consolidation with, or merger by us into, any other person or any conveyance, transfer or lease of all or substantially all of our assets as described above, the successor resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, us under the shares of Selling Securityholder Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Selling Securityholder Preferred Stock.

Notices

When we are required, pursuant to the Certificate of Designation, to give notice to the holders of the Selling Securityholder Preferred Stock by issuing a press release, rather than directly to such holders, we will do so in a public medium that is customary for such press release; provided, however, that in such cases, publication of a press release through the Dow Jones News Service shall be considered sufficient to comply with such notice obligation.

When we are required, pursuant to the Certificate of Designation, to give notice to the holders of the Selling Securityholder Preferred Stock without specifying the method of giving such notice, we will do so by sending notice via first class mail or by overnight courier to the holders of record as of a reasonably current date.

Fractional Shares

No fractional shares of Common Stock shall be issued to holders of Selling Securityholder Preferred Stock. In lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of shares of the Selling Securityholder Preferred Stock surrendered by any such holder upon a conversion, such holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing sale price on the trading day next preceding the date of conversion.

Table of Contents Miscellaneous

The Accreted Liquidation Preference and the annual dividend rate and accretion ratio each shall be subject to equitable adjustment whenever a stock split, combination, reclassification or other similar event involving the Selling Securityholder Preferred Stock occurs. Such adjustments shall be determined in good faith by the Board (and such determination shall be conclusive) and submitted by the Board to the transfer agent.

If we take any action affecting the Common Stock, other than any action described under “—Anti-Dilution Adjustments” above, that in the opinion of the Board would materially adversely affect the conversion rights of the holders of Selling Securityholder Preferred Stock, then the Conversion Price for the Selling Securityholder Preferred Stock may be adjusted, to the extent permitted by law, in such manner, and at such time, as the Board may determine to be equitable in the circumstances.

We will pay all transfer, stamp and other similar taxes due with respect to the issuance or delivery of shares of Common Stock or other securities or property upon conversion of the Selling Securityholder Preferred Stock; provided, however, that we will not be required to pay any tax that may be payable with respect to any transfer involved in the issuance or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Selling Securityholder Preferred Stock to be converted, and such holder shall be responsible for any such tax.

The Selling Securityholder Preferred Stock is not redeemable.

The Selling Securityholder Preferred Stock is not entitled to any preemptive or subscription rights in respect of our securities.

The provisions of the DGCL, the Company Certificate and the Bylaws described under “Description of Common Stock—Anti-Takeover Effects of Various Provisions of Delaware Law and the Company Certificate and Bylaws” are incorporated in this “Description of Selling Securityholder Preferred Stock.”

Registration Rights Agreement

The Selling Securityholder Preferred Stock has the benefit of certain registration rights under the Securities Act pursuant to the Registration Rights Agreement described under “Selling Securityholders—Registration Rights Agreement.”

Transfer Agent and Registrar

The transfer agent and registrar for the Selling Securityholder Preferred Stock is Computershare Trust Company, N.A., whose principal executive office is located at 250 Royall Street, Canton, MA 02021.

DESCRIPTION OF SELLING SECURITYHOLDER WARRANTS

The summary of the material terms of the Selling Securityholder Warrants below is qualified in its entirety by reference to the Form of Selling Securityholder Warrant Certificate, a copy of which is included as Exhibit 4.2 to the registration statement of which this prospectus is a part and incorporated by reference herein. This summary may not contain all of the information about the Selling Securityholder Warrants that is important to you. We encourage you to read carefully the Form of Selling Securityholder Warrant Certificate in its entirety. Unless the context otherwise requires, definitions of terms provided in this “Description of Selling Securityholder Warrants” apply solely for purposes of this section.

Common Stock Subject to the Selling Securityholder Warrants

Each Selling Securityholder Warrant initially entitles the holder thereof to purchase one share of Common Stock. The Selling Securityholder Warrants, in the aggregate, initially grant the holders thereof the right to purchase an aggregate of 446,167 shares of Common Stock at an exercise price of $7.00 per share of Common Stock, in each case subject to certain anti-dilution adjustments as described under “—Anti-Dilution Adjustments” below. Currently there are 446,167 Selling Securityholder Warrants unexercised and outstanding.

Exercise of the Selling Securityholder Warrants

The Selling Securityholder Warrants are exercisable in whole or in part from time to time on any business day beginning on September 2, 2011 and ending on September 2, 2021. Any unexercised Selling Securityholder Warrants shall expire and the rights of the holders of such Selling Securityholder Warrants to purchase Common Stock shall terminate at the close of business on September 2, 2021. In order to exercise a Selling Securityholder Warrant, the holder thereof must (i) surrender their warrant certificate to us, with the exercise subscription form attached thereto duly completed and executed, and (ii) pay in full the exercise price then in effect for the shares of Common Stock as to which such warrant certificate is submitted for exercise. Such payment shall be made to us in cash, by bank wire transfer in immediately available funds to an account designated by us.

If fewer than all the Selling Securityholder Warrants represented by a warrant certificate are surrendered, their warrant certificate shall be surrendered and a new warrant certificate of the same tenor and for the number of Selling Securityholder Warrants that were not surrendered shall promptly be executed and delivered to the person or persons as may be directed in writing by the holder thereof, and we will register the new warrant certificate in the name of such person or persons. Any new warrant certificate shall be executed on behalf of us by our President, Chief Executive Officer, Chief Financial Officer or Secretary, either manually or by facsimile signature printed thereon. In case any of our officers whose signature shall have been placed upon any warrant certificate shall cease to be such officer before issue and delivery thereof, such warrant certificate may, nevertheless, be issued and delivered with the same force and effect as though such person had not ceased to be such officer.

Upon surrender of a warrant certificate in accordance with the provisions contained therein, we will instruct our transfer agent to transfer to the holder thereof appropriate evidence of ownership of any shares of Common Stock or other securities or property (including cash) to which such holder is entitled, registered or otherwise placed in, or payable to the order of, such name or names as may be directed in writing by such holder (subject to the terms of the warrant certificate), and shall deliver such evidence of ownership and any other securities or property (including cash) to the person or persons entitled to receive the same, together with an amount in cash in lieu of any fraction of a share as described under “—Fractional Shares” below. Upon payment of the exercise price therefor, the holder of Selling Securityholder Warrants (or its designee) shall be deemed to own and have all of the rights associated with any Common Stock or other securities or property (including cash) to which it is entitled pursuant to the warrant certificate upon the surrender thereof.

Anti-Dilution Adjustments

The number of shares issuable upon exercise of the Selling Securityholder Warrants and the exercise price shall be subject to the following adjustments from time to time:

•	Stock Dividends. In case we pay or make a dividend or other distribution on the Common Stock in Common Stock, the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant, as in effect at the opening of business on the day following the record date for such dividend or distribution, shall be adjusted so that the holder of the Selling Securityholder Warrants shall thereafter be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of the dividend or other distribution, had such Selling Securityholder Warrant been exercised immediately prior to the record date; and, in the event of any such adjustment, the exercise price, as in effect at the opening of business on the day following the record date for such dividend or other distribution, shall be adjusted by multiplying such exercise price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the record date and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution. Such adjustments shall become effective immediately after the opening of business on the day following the record date.

•	Stock Purchase Rights. In case we issue to all holders of Common Stock options, warrants or other rights entitling them to subscribe for or purchase shares of Common Stock for a period expiring within 60 days from the date of issuance of such options, warrants or other rights at a price per share of Common Stock less than the Market Value (as defined below) on the record date for such options, warrants or other rights (other than pursuant to a dividend reinvestment, share purchase or similar plan), the number of shares of Common Stock issuable upon the exercise of each Selling Securityholder Warrant shall be adjusted by multiplying the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant, as in effect at the opening of business on the day following the record date, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly, and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock which the aggregate consideration expected to be received by us upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) would purchase at such Market Value; and, in the event of any such adjustment, the exercise price in effect at the opening of business on the day following the record date shall be adjusted by multiplying such exercise price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock which the aggregate consideration expected to be received by us upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly. Such adjustments shall become effective immediately after the opening of business on the day following the record date; provided, however, that no such adjustments shall be made if such holder would be entitled to receive such options, warrants or other rights upon exercise at any time of the Selling Securityholder Warrants; provided, further, however, that if any of the foregoing options, warrants or other rights are only exercisable upon the occurrence of certain triggering events, then no such adjustments shall be made until such triggering event occurs.

•

Stock Splits, Reverse Splits and Combinations. In case outstanding shares of Common Stock are subdivided, split or reclassified into a greater number of shares of Common Stock, then the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant in effect at the opening of business on the day following the effective date of such subdivision, split or reclassification shall be adjusted so that the holder thereof shall thereafter be entitled to receive the number of shares of Common Stock that such holder would have owned or would have been entitled to receive had such Selling Securityholder Warrant been exercised immediately prior to the effective date of such subdivision, split or reclassification; and, in the event of any such adjustment, the exercise price in effect at the opening of business on the day following the effective date of such subdivision, split or reclassification shall be proportionately reduced. Conversely, in case outstanding shares of Common Stock shall be combined or reclassified into a smaller number of shares of Common Stock, then the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant in effect at the opening of business on the day following the date upon which such combination or reclassification becomes effective shall be adjusted so that the holder thereof shall thereafter be entitled to receive the number of shares of Common Stock that such holder would have owned or would have been entitled to receive had such Selling Securityholder Warrant been exercised immediately prior to the effective date of such combination or reclassification; and, in the event of any such adjustment, the exercise price in effect at the opening of business on the day following the effective date upon of such combination or reclassification shall be proportionately increased. Such adjustments will become effective immediately after the opening of business on the day following the effective date of such subdivision, split, reclassification or combination.

•	Debt, Asset or Security Distributions. In case we, by dividend or otherwise, distribute to all holders of Common Stock evidences of our indebtedness, assets or securities (but excluding any dividend or distribution of options, warrants or other rights referred to under “—Stock Purchase Rights” above, any dividend or distribution paid exclusively in cash, any dividend or distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-off (as defined below) referred to under “—Spin-offs” below, or any dividend or distribution referred to in “—Stock Dividends” above), then the number of shares of Common Stock issuable upon the exercise of each Selling Securityholder Warrant immediately prior to the close of business on the record date for such distribution shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon the exercise of such Selling Securityholder Warrant immediately prior to the record date by a fraction, the numerator of which shall be the Market Value on the record date plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator of which shall be the Market Value on the record date; and, in the event of any such adjustment, the exercise price shall be reduced by multiplying the exercise price in effect immediately prior to the close of business on the record date for such distribution by a fraction, the numerator of which shall be the Market Value on the record date and the denominator of which shall be such Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock. Such adjustments shall become effective immediately prior to the opening of business on the day following the record date for such distribution. In any case in which this provision is applicable, the terms described under “—Spin-offs” below shall not be applicable.

•

Spin-offs. In the case of a Spin-off, the number of shares of Common Stock issuable upon the exercise of each Selling Securityholder Warrant immediately prior to the close of business on the record date for such distribution shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon the exercise of such Selling Securityholder Warrant immediately before the close of business on such date by a fraction, the numerator of which shall be the Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock, and the denominator of which shall be the Market Value; and, in the event of any such adjustment, the exercise price in effect immediately prior to the close of business on the record date for such distribution shall be reduced by multiplying the exercise price by a fraction, the numerator of which shall be the Market Value and the denominator of which shall be the Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock. Any adjustments under this provision will occur on the date that is the earlier of (1) the tenth trading day from, and including, the effective date of the Spin-off and (2) the date of the initial public offering of the securities being distributed in the Spin-off, if that initial public offering is effected simultaneously with the Spin-off.

•	Tender Offers. In the case that a tender or exchange offer made by us or any of our subsidiaries for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders of the Company (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares (defined below)) of aggregate consideration having a fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) per share of Common Stock that exceeds the closing sale price of the Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the number of shares of Common Stock issuable upon the exercise of each Selling Securityholder Warrant immediately prior to the close of business on the date of the Expiration Time shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to (x) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of all shares validly tendered or exchanged, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered or exchanged shares, up to any such maximum, being referred to as the “Purchased Shares”) plus (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares), and (B) the denominator of which shall be equal to the product of (x) the Market Value on the date of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time; and, in the event of any such adjustment, the exercise price shall be reduced by multiplying the exercise price immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to the product of (x) the Market Value on the date of the Expiration Time and (y) the number of shares of Company Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time, and (B) the denominator of which shall be equal to (x) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of Purchased Shares plus (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares).

Notwithstanding anything to the contrary, no adjustment need be made to the number of shares issuable upon exercise of a Selling Securityholder Warrant or the exercise price unless such adjustment would require an increase or decrease of at least 1.0% of the number of shares issuable upon exercise of the Selling Securityholder Warrants or the exercise price immediately prior to the making of such adjustment. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall result in an increase or decrease of at least 1.0% of the number of shares issuable upon exercise of a Selling Securityholder Warrant or the exercise price immediately prior to the making of such adjustment. No adjustment to the exercise price shall be made if such adjustment will result in an exercise price that is less than the par value of the Common Stock. All adjustments to the number of shares issuable upon exercise of the Selling Securityholder Warrants or the exercise price shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share) or the nearest $0.0001 (or if there is not a nearest $0.0001 to the next lower $0.0001), as the case may be.

We may make such increases in the number of shares issuable upon exercise of the Selling Securityholder Warrants or reductions in the exercise price, in addition to those required above, as the Board considers advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. In the event we elect to make such an increase in the number of shares issuable upon exercise of the Selling Securityholder Warrants or such a reduction in the exercise price, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if and to the extent that such laws and regulations are applicable in connection with the increase in the number of shares issuable upon exercise of the Selling Securityholder Warrants or the reduction in the exercise price.

Upon exercise of the Selling Securityholder Warrants by a holder thereof, to the extent that such holder receives Common Stock, such holder shall receive, in addition to the shares of Common Stock and any cash for fractional shares as described under “—Fractional Shares” below, if any, the rights issued under any future stockholder rights plan we may establish whether or not such rights are separated from the Common Stock prior to exercise. A distribution of rights pursuant to any stockholder rights plan will not result in an adjustment to the number of shares issuable upon exercise of the Selling Securityholder Warrants or the exercise price pursuant to “—Stock Purchase Rights” and “—Debt, Asset or Security Distributions” above, provided that we have provided for the holder to receive such rights upon exercise.

If we take a record of the holders of Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares issuable upon exercise of the Selling Securityholder Warrants or the exercise price then in effect shall be required by reason of the taking of such record.

The applicable number of shares issuable upon exercise of the Selling Securityholder Warrants and exercise price shall not be adjusted:

•	upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

•	upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our Subsidiaries;

•	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

•	for a change in the par value of the Common Stock;

•	for accrued and unpaid dividends on the Selling Securityholder Preferred Stock; or

•	for the 4-for-1 reverse stock split consummated on September 2, 2011 pursuant to the Investment Agreement (as defined below).

“Market Value” means, with respect to any date of determination, the average closing sale price of the Common Stock for a five consecutive trading day period preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the over-the-counter “Pink Sheets” market or, if the Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Common Stock is traded at that time, without the right to receive the issuance or distribution.

“Spin-off” means a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company.

Recapitalizations, Reclassifications and Changes in the Common Stock

In the event of any reclassification of outstanding shares of Common Stock (subject to certain exceptions), or any consolidation or merger of us with or into another person (other than with one of our subsidiaries) or any merger of another person with or into us (other than a consolidation or merger in which we are the resulting or surviving person and that does not result in any reclassification or change of outstanding Common Stock), or any sale or other disposition to another person of all or substantially all of our assets (computed on a consolidated basis) (any of the foregoing, a “Transaction”), upon exercise of the Selling Securityholder Warrants, the holder thereof will be entitled to receive the kind and amount of securities (of us or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock issuable upon exercise of the Selling Securityholder Warrants immediately prior to such Transaction, after giving effect to any adjustment event or, in the event holders of Common Stock have the opportunity to elect the form of consideration to be received in any Transaction, the weighted average of the forms and amounts of consideration received by the holders of Common Stock. In the event that at any time, as a result of an adjustment made pursuant to the terms of the Warrant Certificate, the holder thereof shall become entitled upon exercise to any securities other than, or in addition to, shares of Common Stock, thereafter the number or amount of such other securities so receivable upon exercise and the exercise price therefor shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in the Warrant Certificate.

Fractional Shares

No fractional shares of Common Stock shall be issued to a holder of Selling Securityholder Warrants upon exercise of any Selling Securityholder Warrant. In lieu of any fraction of a share of Common Stock that would otherwise be issuable upon exercise of the aggregate number of Selling Securityholder Warrants exercised by such holder, the holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing sale price on the trading day next preceding the date of exercise.

Notice of Adjustment

Whenever the number of shares of Common Stock or other stock or property issuable upon the exercise of each Selling Securityholder Warrant or the exercise price is adjusted, we will (i) compute such adjustment and prepare and transmit to our transfer agent an officer’s certificate setting forth the adjustment, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based and (ii) as soon as practicable following the occurrence of an event that requires an adjustment (or if we are not aware of such occurrence, as soon as practicable after becoming so aware), we or, at our request and expense, our transfer agent shall provide a written notice to the holders of Selling Securityholder Warrants of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment was determined and setting forth the adjusted amount.

Voting Rights

Prior to the exercise of the Selling Securityholder Warrants, the holders of such Selling Securityholder Warrants, in their capacity as such, shall not be entitled to any rights of a stockholder of the Company, including the right to vote or to consent with respect to any matter.

Miscellaneous

We will pay all transfer, stamp and other similar taxes due with respect to the issuance or delivery of shares of Common Stock or other securities or property upon exercise of the Selling Securityholder Warrants; provided, however, that we will not be required to pay any tax that may be payable with respect to any transfer involved in the issuance or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of such Selling Securityholder Warrants, and such holder shall be responsible for any such tax.

Applicable Law

The Selling Securityholder Warrants and all rights arising thereunder are construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Registration Rights Agreement

The Selling Securityholder Warrants have the benefit of certain registration rights under the Securities Act pursuant to the Registration Rights Agreement described under “Selling Securityholders—Registration Rights Agreement.”

SELLING SECURITYHOLDERS

The following table sets forth certain information provided to us by the selling securityholders with respect to the number of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or exercise of the Selling Securityholder Warrants offered by the selling securityholders under this prospectus. As of March 10, 2015, our outstanding equity securities consisted of 79,620,335 shares of Common Stock and 73,335 shares of Series A Preferred Stock.

We have prepared the information in the table regarding the selling securityholders based on information given to us by, or on behalf of, the selling securityholders, before the date of this prospectus. The ownership information provided below does not indicate beneficial ownership under Rule 13d-3 of the Exchange Act. Information about the selling securityholders may change from time to time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

The selling securityholders may offer and sell all or a portion of their respective shares of Common Stock, Selling Securityholder Preferred Stock and/or Selling Securityholder Warrants from time to time, but are under no obligation to offer or sell any of the shares of Common Stock, Selling Securityholder Preferred Stock or Selling Securityholder Warrants. Because the selling securityholders may sell, transfer or otherwise dispose of all, some or none of the securities covered by this prospectus, we cannot determine the number of such shares of Common Stock, Selling Securityholder Preferred Stock or Selling Securityholder Warrants that will be sold, transferred or otherwise disposed of by the selling securityholders, or the amount or percentage of shares of our Common Stock, Selling Securityholder Preferred Stock, or Selling Securityholder Warrants that will be held by the selling securityholders upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume that the selling securityholders will sell all their shares of Common Stock, Selling Securityholder Preferred Stock, and Selling Securityholder Warrants covered by this prospectus.

	Common Stock				Preferred Stock				Warrants
Selling Securityholder	Number of Shares of Common Stock Owned Prior to Offering(1)	Number of Shares of Common Stock Offered for Sale(1)	Number of Shares of Common Stock Owned Assuming Sale of All Common Stock Offered	Percentage of Common Stock Owned Assuming Sale of All Common Stock Offered	Number of Shares of Preferred Stock Owned Prior to Offering	Number of Shares of Preferred Stock Offered for Sale	Number of Shares of Preferred Stock Owned Assuming Sale of All Preferred Stock Offered	Number of Warrants Owned Prior to Offering	Number of Warrants Offered for Sale	Number of Warrants Offered for Sale	Number of Warrants Owned Assuming Sale of All Warrants Offered	Percentage of Warrants Owned Assuming Sale of All Warrants Offered
Moheb A. Abdelmase	76	76	—	—	—	—	—	—	76	76	—	—
Thomas Blum	5,001	5,001	—	—	20	20	—	—	2,143	2,143	—	—
Fred Bratman	42,857	42,857	—	—	150	150	—	—	21,428	21,428	—	—
Sharon Brown & Ronald B. Brown	142,858	142,858	—	—	500	500	—	—	71,429	71,429	—	—
Eli Dominitz	14,286	14,286	—	—	—	—	—	—	14,286	14,286	—	—
M. Sean Fernandez(2)	80,733	6,000	74,733	*	—	—	—	—	6,000	6,000	—	—
Martin Flumenbau(3)	28,572	28,572	—	—	100	100	—	—	14,286	14,286	—	—
Ben Gordon	28,572	28,572	—	—	200	200	—	—	—	—	—	—
Scott Hadfield	1,520	1,520	—	—	—	—	—	—	1,520	1,520	—	—
William Harrison	35,715	35,715	—	—	125	125	—	—	17,857	17,857	—	—
Paul Higbee	10,001	10,001	—	—	40	40	—	—	4,286	4,286	—	—
Albert J. Jacobs Trust	114,285	114,285	—	—	400	400	—	—	57,142	57,142	—	—
The Theodore R. Jacobs Revocable Trust	285,715	285,715	—	—	1,000	1,000	—	—	142,857	142,857	—	—
Michael J. Kneeland	42,857	42,857	—	—	150	150	—	—	21,428	21,428	—	—
Robert Nardone	14,286	14,286	—	—	50	50	—	—	7,143	7,143	—	—
Michael S. Nervick	7,143	7,143	—	—	—	—	—	—	7,143	7,143	—	—
Michael S. Nervick Revocable Trust dated 5/26/05	7,143	7,143	—	—	50	50	—	—	—	—	—	—
Jay Novik	71,429	71,429	—	—	250	250	—	—	35,714	35,714	—	—
Lucy M. Peterson(4)	14,286	14,286	—	—	50	50	—	—	7,143	7,143	—	—
Tong Yu(5)	28,572	28,572	—	—	100	100	—	—	14,286	14,286	—	—

*	Indicates less than one percent (1%)

(1)	The number of shares of Common Stock include (i) the equivalent number of shares of Common Stock based on the conversion of the Selling Securityholder Preferred Stock and (ii) the number of shares of Common Stock underlying the Selling Securityholder Warrants. The conversion ratio for the Selling Securityholder Preferred Stock is 142.857 shares of Common Stock for each share of the Selling Securityholder Preferred Stock. The Selling Securityholder Warrants are each exercisable into one share of Common Stock.
(2)	M. Sean Fernandez is the former Chief Operating Officer of the Company. Mr. Fernandez served as the Chief Operating Officer from November 2011 until May 2014. Pursuant to Section 16 filings and the Company’s records prior to the offering, Mr. Fernandez also owned (i) 68,733 shares of Common Stock directly, (ii) 13,500 shares of Common Stock indirectly by his spouse, (iii) 2,290 shares of Common Stock indirectly in his daughter’s Uniform Transfer to Minors Act (UTMA) account, of which Mr. Fernandez’s spouse is the custodian, and (iv) 2,300 shares of Common Stock indirectly in his daughter’s Uniform Transfer to Minors Act (UTMA) account, of which Mr. Fernandez’s spouse is the custodian. This amount does not include shares underlying restricted stock units.
(3)	Martin Flumenbaum’s employer, Paul, Weiss, Rifkind, Wharton & Garrison LLP, has provided legal services to the Company in the last three years.
(4)	Lucy M. Peterson’s employer, Balboni Associates, has provided marketing services to the Company in the last three years.
(5)	Tong Yu’s employer, Paul, Weiss, Rifkind, Wharton & Garrison LLP, has provided legal services to the Company in the last three years.

Investment Agreement

On September 2, 2011, pursuant to an Investment Agreement, dated as of June 13, 2011, by and among JPE, the other investors party thereto (including by joinders thereto) (collectively with JPE, the “Investors”) and the Company (the “Investment Agreement”), the Company issued to the Investors, for $75,000,000 in cash: (i) an aggregate of 75,000 shares of Series A Preferred Stock, initially convertible into an aggregate of 10,714,286 shares of Common Stock, and (ii) warrants initially exercisable for an aggregate of 10,714,286 shares of Common Stock at an initial exercise price of $7.00 per share. This prospectus relates to the resale of up to 3,185 shares of Selling Securityholder Preferred Stock, up to 446,167 Selling Securityholder Warrants and up to 901,167 shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or exercise of the Selling Securityholder Warrants, which securities were acquired by the selling securityholders listed in the table above pursuant to the Investment Agreement. A copy of the Investment Agreement is included as Exhibit 4.4 to the registration statement of which this prospectus is a part and incorporated by reference herein.

Registration Rights Agreement

The selling securityholders have rights pursuant to the Registration Rights Agreement dated as of September 2, 2011 (the “Registration Rights Agreement”), by and among JPE, the other holders of registrable securities and designated secured lenders from time to time party thereto and the Company. The summary of the material terms of the Registration Rights Agreement below is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is included as Exhibit 4.3 to the registration statement of which this prospectus is a part and incorporated by reference herein. This summary may not contain all of the information about the Registration Rights Agreement that is important to you. We encourage you to read carefully the Registration Rights Agreement in its entirety.

The Registration Rights Agreement provides the selling securityholders from time to time party thereto with certain rights to cause the Company to register the sale of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or upon exercise of the Selling Securityholder Warrants, in each case other than any such securities that are then freely transferable without registration pursuant to Rule 144 under the Securities Act without limitation as to volume, manner of sale or other restrictions under Rule 144. We refer to the securities that are subject to registration under the Registration Rights Agreement as provided above as “Registrable Securities.”

Demand Registrations

At any time, holders of Registrable Securities representing no less than a majority of the Common Stock constituting Registrable Securities or issuable upon conversion of Selling Securityholder Preferred Stock or exercise of Selling Securityholder Warrants constituting Registrable Securities may request registration of the sale of such securities by giving the Company written notice thereof. The Company must then use reasonable best efforts to (i) file a registration statement registering such Registrable Securities as promptly as reasonably practicable and in any event within 30 days (if on Form S-3) or 45 days (if on Form S-1) and (ii) have such registration statement declared effective as promptly as reasonably practicable thereafter (subject to certain customary exceptions). Such majority holders may request a total of three demand registrations.

Piggyback Registrations

If the Company registers its securities on a registration statement that permits the inclusion of the Registrable Securities, the Company must give JPE prompt written notice thereof (subject to certain exceptions). The Company must then include on such registration statement all Registrable Securities requested to be included therein (subject to certain exceptions).

Expenses of Registration and Selling

Subject to certain exceptions, all expenses incurred in connection with the registration or sale of the Registrable Securities will be borne by the Company.

PLAN OF DISTRIBUTION

The selling securityholders and any of their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell any or all of their securities covered by this prospectus. These sales may be at fixed or negotiated prices. Subject to compliance with applicable law, the selling securityholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the securities as an agent but may position and resell a portion of the block as a principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	an underwritten offering;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of such securities at a stipulated price;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may effect such transactions by selling their securities covered by this prospectus directly to purchasers, to or through broker-dealers, which may act as agents for the seller and buyer or principals, or to underwriters who acquire securities for their own account and resell them in one or more transactions. Such broker-dealers or underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchasers of the securities covered by this prospectus for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) and such discounts, concessions, or commissions may be allowed or re-allowed or paid to dealers. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed at different times.

The selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

The selling securityholders may pledge or grant a security interest in some or all of their securities and, if a selling securityholder defaults in the performance of their secured obligations, the pledgees or secured parties may, from time to time, offer and sell the pledged securities. The selling securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act, the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the selling securityholders or any other person, which limitations may affect the marketability of the securities.

Upon our being notified in writing by a selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including (i) the name of the selling securityholder and of the participating underwriter(s) or broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold or the public offering price, as applicable, (iv) the discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or re-allowed or paid by any underwriters to dealers, where applicable, and other facts material to the transaction.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To our knowledge, no selling securityholder has entered into any agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are paying all fees and expenses incident to the registration of the securities.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.xpo.com. The contents of our website are not incorporated by reference into or otherwise part of this prospectus, and our website address is included as an inactive textual reference only. We also furnish our stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1- 800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any such documents filed after the date of the initial registration statement and prior to effectiveness of the registration statement, until all of the securities offered hereby are sold. This prospectus is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus the following documents that we have filed with the SEC and our future filings with the SEC (other than information furnished and not filed under Item 2.02 or 7.01 in current reports on Form 8-K) under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on February 23, 2015;

•	Current Reports on Form 8-K filed with the SEC on November 3, 2014 (an amendment on Form 8-K/A), January 16, 2015, February 5, 2015, February 13, 2015, February 20, 2015, and March 5, 2015; and

•	The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 12, 2012, including any amendment or report filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus by reference but not delivered with the prospectus. You can obtain free copies of such documents if you call us at (855) 976-4636 or write us at the following address: Five Greenwich Office Park, Greenwich, Connecticut 06831. You may also visit our website at www.xpo.com for free copies of any such document.

This prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein may contain summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular accompanying prospectus supplement. The descriptions of these agreements contained in this prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

LEGAL MATTERS

Certain matters with respect to the validity of the securities offered pursuant to this prospectus will be passed upon by Akerman LLP.

EXPERTS

The consolidated financial statements of XPO Logistics, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report dated February 23, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states XPO Logistics, Inc. acquired Simply Logistics Inc. d/b/a Atlantic Central Logistics (ACL), and New Breed Holding Company (New Breed) during 2014, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, ACL’s and New Breed’s internal control over financial reporting associated with total assets of $864,064,211 and total revenues of $258,587,775, included in the consolidated financial statements of XPO Logistics, Inc. and subsidiaries as of and for the year ended December 31, 2014. The audit of internal control over financial reporting of XPO Logistics, Inc. also excluded an evaluation of the internal control over financial reporting of ACL and New Breed.

The audited historical consolidated financial statements of New Breed and subsidiaries included as an exhibit to Amendment No. 1 to our Current Report on Form 8-K/A dated September 2, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.